Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FIRST QUARTER RESULTS
IRVINE, Calif., April 26, 2023 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended March 31, 2023.
Highlights and Outlook
•Q1 sales grew 9 percent to $1.46 billion; constant currency1 sales grew 13 percent
•Q1 TAVR sales grew 8 percent; constant currency sales grew 11 percent
•Q1 EPS of $0.56; adjusted1 EPS of $0.62
•Repurchased approximately $250 million of Edwards stock in Q1
•Completed enrollment of the transcatheter tricuspid valve replacement pivotal trial
•Initiated launch of the SAPIEN 3 Ultra RESILIA valve in Japan late last month
•Raised full year 2023 sales guidance

“We are pleased with our start to 2023, which exceeded our expectations and reflected an improvement in healthcare staffing, along with strong execution of our patient-focused innovation strategy,” said Michael A. Mussallem, Chairman and CEO. “This encouraging start gives us increased confidence in our full-year outlook. We believe that 2023 will be an important year for Edwards as we expect a return to higher sales growth and pursue meaningful progress on our innovations to improve care for many more patients.”

Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported TAVR sales of $948 million, which grew 8 percent, or 11 percent on a constant currency basis. Globally, on a constant currency basis, the company's average selling prices and market positions were stable.
In the U.S., Edwards’ TAVR procedures grew in the low-double digit range versus the prior year. Edwards remains enthusiastic about the early results of the SAPIEN 3 Ultra RESILIA launch in the U.S. and expects this advanced technology will represent the majority of the company’s U.S. TAVR sales by the end of the year.

Outside the U.S., in the first quarter, Edwards’ TAVR procedures grew approximately 10 percent, and the company continues to see excellent opportunities for growth given that international adoption of TAVR therapy remains quite low. With the launch of SAPIEN 3 Ultra RESILIA in Japan late last month, the company expects growth rates to improve in this country, where aortic stenosis remains significantly undertreated relative to other large, developed countries.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
In the first quarter, the company continued to successfully deliver on its strategy and achieve milestones in pursuit of the significant opportunity to transform care for the large number of patients with mitral and tricuspid disease.
First quarter sales were $42 million, driven by overall transcatheter edge-to-edge repair procedure growth, the ongoing launch and growing adoption of the PASCAL Precision system in Europe, and the initial launch in the U.S. Clinician feedback on the PASCAL Precision system has been consistently positive, with particular emphasis on the differentiated premium features of the system. The company continues to expect one-year data from the full cohort of the CLASP IID pivotal trial will be presented later this year. During the quarter, the company completed enrollment of the TRISCEND II pivotal trial for the EVOQUE Tricuspid Valve Replacement System.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $248 million, which grew 12 percent, or 17 percent on a constant currency basis. The growth was driven by adoption of Edwards’ premium products across all regions. Additionally, overall strong valve surgery growth was higher than the company’s expectations.
Critical Care sales were $222 million for the quarter, which grew 5 percent, or 9 percent on a constant currency basis. Sales growth was led by the Smart Recovery technology portfolio and strong adoption of the Acumen IQ sensor and finger cuff featuring the company’s unique Hypotension Prediction Index algorithm.
Additional Financial Results
For the quarter, the adjusted gross profit margin was 77.5 percent, compared to 77.8 percent in the same period last year. This year-over-year reduction was driven by a less favorable impact from foreign exchange.
Selling, general and administrative expenses in the first quarter were $436 million, or 29.9 percent of sales, compared to $370 million in the prior year. This increase was driven by increased investments in transcatheter field-based personnel in support of the company’s growth strategy.
Research and development expenses in the first quarter were $261 million, or 17.9 percent of sales, compared to $229 million in the prior year. The increase was primarily driven by continued investments in transcatheter valve innovations, including clinical trial activity.

Free cash flow for the first quarter was $253 million, defined as cash flow from operating activities of $314 million, less capital spending of $61 million.
Cash, cash equivalents and short-term investments totaled $1.3 billion as of March 31, 2023. Total debt was approximately $600 million. During the first quarter, the company repurchased approximately $250 million of stock through an accelerated share repurchase agreement and a pre-established 10b5-1 program. Edwards currently has approximately $650 million remaining under its current share repurchase authorization.
Outlook
Overall, based on the strong start to the year, the company is raising its full year sales guidance for all product groups. Full year 2023 sales are expected to grow 10 to 12 percent, compared to the previous guidance of 9 to 12 percent. For total Edwards, the company now expects full year 2023 sales to be at the high end of its $5.6 to $6.0 billion range. The company now expects TAVR sales of $3.8 to $4.0 billion; TMTT, $170 to $200 million; Critical Care, $870 to $940 million; and Surgical Structural Heart, at the high end of its $870 to $970 million range. Additionally, the company is lifting its full year 2023 adjusted earnings per share guidance to $2.48 to $2.60, compared to its previous guidance range of $2.45 to $2.60.
For the second quarter of 2023, the company projects total sales to be between $1.48 and $1.56 billion, and adjusted EPS of $0.62 to $0.68.
“I’m pleased that the company is delivering strong results and I’m excited about our future. As I approach retirement as CEO next month, I reflect on the incredible journey leading our team for more than 20 years, and I’m proud of what we have accomplished together. Our team has made immense contributions to advancing care and helping millions of patients around the world,” said Mussallem. “I’m confident that the company is in great hands and will prosper under Bernard Zovighian’s leadership. It has truly been my greatest honor to be Edwards’ CEO and I look forward to continuing to support Edwards in my role on the Board of Directors.”
About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.

Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its first quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  The call will also be available live and archived on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, first quarter and full year 2023 financial guidance, statements regarding the international adoption of TAVR, statements regarding transforming patient treatment, approvals, clinical outcomes, adoption, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing supply and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2022, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, CLASP, ClearSight, EVOQUE, FloTrac, Hypotension Prediction Index, PASCAL, PASCAL Precision, RESILIA, SAPIEN, SAPIEN 3, SAPIEN 3 Ultra, SAPIEN 3 Ultra RESILIA, and TRISCEND are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners.

[1] “Adjusted” amounts are non-GAAP items. “Underlying” and “constant currency” growth rates in this press release exclude foreign exchange fluctuations. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release also excludes a significant program discontinuation, intellectual property agreement and litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$1,459.6	$1,341.2
Cost of sales	329.5	299.3

Gross profit	1,130.1	1,041.9

Selling, general, and administrative expenses	436.3	370.3
Research and development expenses	261.2	228.6
Intellectual property agreement and litigation expenses, net	43.5	7.1
Change in fair value of contingent consideration liabilities, net	0.7	(2.9)

Operating income	388.4	438.8

Interest income, net	(8.6)	(0.6)
Other (income) expense, net	(1.6)	3.3

Income before provision for income taxes	398.6	436.1

Provision for income taxes	58.1	62.5

Net income	$340.5	$373.6

Earnings per share:
Basic	$0.56	$0.60
Diluted	$0.56	$0.59

Weighted-average common shares outstanding:
Basic	607.5	622.1
Diluted	610.9	629.4

Operating statistics
As a percentage of net sales:
Gross profit	77.4%	77.7%
Selling, general, and administrative expenses	29.9%	27.6%
Research and development expenses	17.9%	17.0%
Operating income	26.6%	32.7%
Income before provision for income taxes	27.3%	32.5%
Net income	23.3%	27.9%

Effective tax rate	14.6%	14.3%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$872.5	$769.0
Short-term investments	381.7	446.3
Accounts receivables, net	717.7	643.0
Other receivables	61.6	56.1
Inventories	914.3	875.5
Prepaid expenses	119.1	110.0
Other current assets	190.3	195.9
Total current assets	3,257.2	3,095.8
Long-term investments	1,066.7	1,239.0
Property, plant, and equipment, net	1,646.0	1,632.8
Operating lease right-of-use assets	88.5	92.3
Goodwill	1,308.4	1,164.3
Other intangible assets, net	446.8	285.2
Deferred income taxes	544.0	484.0
Other assets	293.6	299.1
Total assets	$8,651.2	$8,292.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,056.9	$996.9
Operating lease liabilities	25.1	25.5
Total current liabilities	1,082.0	1,022.4
Long-term debt	596.5	596.3
Contingent consideration liabilities	26.9	26.2
Taxes payable	143.4	143.4
Operating lease liabilities	66.2	69.5
Uncertain tax positions	284.0	267.5
Litigation agreement accrual	130.1	143.0
Other liabilities	260.1	217.5
Total liabilities	2,589.2	2,485.8
Stockholders’ equity
Common stock	647.1	646.3
Additional paid-in capital	2,049.3	1,969.3
Retained earnings	7,930.5	7,590.0
Accumulated other comprehensive loss	(255.4)	(254.9)
Treasury stock, at cost	(4,393.5)	(4,144.0)
Total Edwards Lifesciences, Inc. stockholders’ equity	5,978.0	5,806.7
Noncontrolling interest	84.0	—
Total equity	6,062.0	5,806.7
Total liabilities and equity	$8,651.2	$8,292.5

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, intellectual property agreements, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses, net - The Company incurred net intellectual property litigation expenses of $6.5 million and $7.1 million in the first quarter of 2023 and 2022, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded expense of $0.7 million and a gain of $2.9 million in the first quarter of 2023 and 2022, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.5 million and $1.7 million in the first quarter of 2023 and 2022, respectively.

Intellectual Property Agreement - The Company recorded a $37.0 million charge in the first quarter of 2023 related to an Intellectual Property Agreement with Medtronic, Inc. for a 15-year covenant not to sue.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended March 31, 2023
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,459.6	77.4%	$388.4	$340.5	$0.56	14.6%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	6.5	5.3	0.01	0.1
Change in fair value of contingent consideration liabilities, net	—	—	0.7	0.6	—	—
Amortization of intangible assets	—	0.1	1.5	1.3	—	—
Intellectual property agreement	—	—	37.0	30.5	0.05	0.2
Adjusted	$1,459.6	77.5%	$434.1	$378.2	$0.62	14.9%

	Three Months Ended March 31, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,341.2	77.7%	$438.8	$373.6	$0.59	14.3%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	7.1	5.8	0.01	0.1
Change in fair value of contingent consideration liabilities, net	—	—	(2.9)	(2.6)	—	—
Amortization of intangible assets	—	0.1	1.7	1.5	—	—
Adjusted	$1,341.2	77.8%	$444.7	$378.3	$0.60	14.4%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2022 Adjusted
Sales by Product Group (QTD)	1Q 2023	1Q 2022	Change	GAAP Growth Rate*	FX Impact	1Q 2022 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$947.9	$881.3	$66.6	7.6%	$(25.2)	$856.1	10.8%
Transcatheter Mitral and Tricuspid Therapies	41.6	27.0	14.6	53.6%	(1.1)	25.9	60.7%
Surgical Structural Heart	248.2	220.8	27.4	12.4%	(8.4)	212.4	17.0%
Critical Care	221.9	212.1	9.8	4.6%	(8.8)	203.3	9.2%
Total	$1,459.6	$1,341.2	$118.4	8.8%	$(43.5)	$1,297.7	12.6%

					2022 Adjusted
Sales by Region (QTD)	1Q 2023	1Q 2022	Change	GAAP Growth Rate*	FX Impact	1Q 2022 Adjusted Sales	Underlying Growth Rate *
United States	$849.1	$749.5	$99.6	13.3%	$—	$749.5	13.3%
Europe	331.1	311.1	20.0	6.5%	(18.3)	292.8	13.1%
Japan	114.1	135.5	(21.4)	(15.8)%	(18.6)	116.9	(2.4)%
Rest of World	165.3	145.1	20.2	13.8%	(6.6)	138.5	19.4%
Outside of the United States	610.5	591.7	18.8	3.2%	(43.5)	548.2	11.6%
Total	$1,459.6	$1,341.2	$118.4	8.8%	$(43.5)	$1,297.7	12.6%

* Numbers may not calculate due to rounding.